Exhibit 99.1

Contact:	Kimberly Rutherford
Corporate Communications
832.601.6193
kimberly.rutherford@usoncology.com

US Oncology Reports Results for Third Quarter 2006

HOUSTON, TX, November 2, 2006—US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer care services companies, reported revenue of $698.6 million, EBITDA of $62.5 million, net income of $6.7 million and operating cash flow of $44.1 million for the quarter ended September 30, 2006. For the nine months ended September 30, 2006, the Company reported revenue of $2,089.8 million, EBITDA of $190.5 million, net income of $22.9 million and cash used in operations of $36.6 million.

The results of Holdings include those of US Oncology, its wholly-owned subsidiary, through which all operations are conducted. The results of operations and the financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended September 30, 2006, US Oncology reported EBITDA of $62.6 million, net income of $10.6 million and operating cash flow of $55.9 million. For the nine months ended September 30, 2006, US Oncology reported EBITDA of $190.7 million, net income of $34.5 million and cash used in operations of $12.9 million. Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

“We are very pleased with the Company’s performance in the first nine months of 2006. Our distribution business continues to make strong contributions to our earnings. With the launch of our mail order specialty pharmacy distribution business, OncologyRx Care Advantage™, in August, we continue to leverage our depth in oncology and broaden our services to pharmaceutical manufacturers in an effort to develop the most effective and efficient patient care delivery model,” said Dale Ross, chairman and CEO of US Oncology.

“As we look to the future, we have an opportunity to markedly change our relationships with the payer community. The physicians in our network firmly believe that it is possible to deliver high quality care, yet also be accountable for the cost and value of that care. Through a combination of physician-led evidence-based medicine initiatives, iKnowMed electronic medical record system, and some lean Six Sigma techniques, we expect to continue to provide patients with high quality care and efficient access to the latest therapies and technologies, while also providing the payer community with the predictability and value that they desire.”

US Oncology Holdings Third Quarter Highlights

•	EBITDA for the third quarter of 2006 was $62.5 million, compared to $59.8 million for the third quarter of 2005 and $66.6 million in the second quarter of 2006. As previously disclosed, effective with the third quarter of 2006, the Company began reducing management fees paid by affiliated practices in the medical oncology segment to promote distribution efficiencies in the pharmaceutical services segment. During the third quarter, this management fee reduction was $4.3 million, which is the most significant factor contributing to the $4.1 million decrease in EBITDA from the second quarter.

•	During the third quarter of 2006, cash provided by operations was $44.1 million compared to $47.5 million provided in the second quarter of 2006. In the third quarter, cash used for semi-annual interest payments due in the first and third quarter of each year was offset by increased collections of discounts (chargebacks) related to pharmaceutical purchases by our distribution center.

•	During the first nine months of 2006, 125 physicians began practicing as part of the US Oncology network. For the same period, departures consisted of the termination of a service agreement with a group of 35 physicians comprising our last large net revenue model practice and 55 individual physician separations primarily due to retirements. Excluding the net revenue practice termination, the US Oncology network increased by 70 physicians during the first nine months of 2006. In the third quarter of 2006, our network increased by 52 physicians, which represents 74 percent of the year-to-date growth.

•	As of September 30, 2006, 46 physicians had executed agreements to join the US Oncology network. 29 of these physicians are expected to begin practicing during the remainder of 2006 and 17 physicians are expected to begin practicing during 2007.

•	At September 30, six integrated cancer centers were under construction and expected to begin providing patient care during the remainder of 2006 and in the first six months of 2007.

Results of Operations and Liquidity

The Company operates and manages its business through four operating segments. The following table compares the results of the third quarter 2006 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q3 2006	Q3 2005	% Change		Q2 2006	% Change
Revenue
Medical oncology services	$511.5	$489.7	4.5		$516.1	(0.9)
Cancer center services	82.4	72.9	13.0		80.6	2.2
Pharmaceutical services	508.9	96.7	nm	(2)	484.9	4.9
Research and other	16.0	12.2	31.1		12.2	31.1
Eliminations (1)	(420.2)	(23.2)	nm	(2)	(404.4)	3.9

Total	$698.6	$648.3	7.8		$689.4	1.3

Operating income (loss)
Medical oncology services	$31.4	$39.5	(20.5)		$36.0	(12.8)
Cancer center services	19.8	14.5	36.6		19.4	2.1
Pharmaceutical services	19.4	12.4	nm	(2)	19.7	(1.5)
Research and other	(0.6)	(0.2)	nm	(4)	1.3	nm (4)
Corporate costs(3)	(27.9)	(28.1)	—		(32.1)	(13.1)

Total	$42.1	$38.1	10.2		$44.3	(5.0)

EBITDA
Medical oncology services	$31.4	$39.5	(20.5)		$36.0	(12.8)
Cancer center services	29.2	24.7	18.2		29.3	(0.3)
Pharmaceutical services	20.4	12.8	nm	(2)	21.4	(4.7)
Research and other	(0.4)	0.2	nm	(4)	1.5	nm (4)
Corporate costs(3)	(18.1)	(17.4)	4.0		(21.6)	(16.2)

Total	$62.5	$59.8	4.5		$66.6	(6.2)

Net income	$6.7	$6.9	(2.9)		$8.6	(22.1)

Operating cash flow	$44.1	$8.6	nm	(4)	$47.5	nm (4)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	The distribution center began operations on a limited basis, in September 2005, and accordingly sales to affiliated practices in the third quarter of 2005 are not comparable to other periods presented.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	Not meaningful.

Medical Oncology Services

Medical oncology services revenue increased 4.5 percent over the third quarter of 2005, while EBITDA decreased 20.5 percent from the same period. The revenue increase reflects growth in pharmaceutical revenue which is attributable to both growth in our network of medical oncologists and increased revenue on a per physician basis. Partially offsetting the revenue growth, and contributing to the EBITDA decline, was a $4.3 million reduction of the management fees paid by affiliated practices (as discussed below), a January 1, 2006 reduction in payments under the Medicare Demonstration Project, which provides physician payments for certain data relating to physician evaluation and management of patient care, and the separation of our last large net revenue model practice in April, 2006.

Medical oncology services revenue decreased 0.9 percent from the second quarter of 2006 while EBITDA decreased 12.8 percent from the same period. The revenue and EBITDA decreases were primarily due to one less operating day in the third quarter and a reduction of the management fees paid by affiliated practices.

The involvement of affiliated practices in our medical oncology services segment is important to the success of our pharmaceutical services segment. Effective July 1, 2006, to promote continued support of initiatives in this area, we initiated a program to reduce management fees paid by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment.

Cancer Center Services

Cancer center services revenue was $82.4 million and EBITDA was $29.2 million for the third quarter of 2006, representing increases of 13.0 percent and 18.2 percent, respectively, over the third quarter of 2005, reflecting the clinical acceptance of new technology. Technology-based treatments provided in our integrated cancer centers increased 8.7 percent, on a same-store basis, over the third quarter of 2005.

Third quarter cancer center services revenue increased 2.2 percent over the second quarter of 2006 reflecting a slight increase in technology-based treatments over the prior quarter. EBITDA was consistent with the preceding quarter.

Pharmaceutical Services

Pharmaceutical services revenue was $508.9 million, an increase of $412.2 million over the third quarter of 2005. The increase is due to sales by the distribution center, which began operations, on a limited basis, in September 2005, growth in revenue from practices affiliated through oncology pharmaceutical services (“OPS”) agreements and from services provided to pharmaceutical manufacturers. Pharmaceutical services EBITDA was $20.4 million for the third quarter of 2006, an increase of $7.6 million over the comparable prior year period, reflecting a full quarter contribution from our distribution center.

Pharmaceutical services revenue in the third quarter of 2006 increased 4.9 percent over the preceding quarter while EBITDA decreased 4.7 percent from the second quarter of 2006. The EBITDA decline is due to the impact of one less operating day on distribution and oncology pharmaceutical services, delays in signing certain manufacturer data contracts and renegotiation of a large OPS customer contract, which was partially offset with earnings generated by AccessMed, a reimbursement support services company acquired in July, 2006.

We continue to be excited about the pharmaceutical services segment. We signed 32 new physicians to OPS service agreements combined with an additional 11 physicians during October. We also executed a distribution and data services agreement with a large pharmaceutical manufacturer in September which increases products shipped from our distribution center to over 90 percent.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $18.1 million in the third quarter of 2006, compared to $17.4 million in the third quarter of 2005 and $21.6 million in the second quarter of 2006. The increase from the third quarter of 2005 is due to legal costs associated with separation of, and litigation with, a 35 physician net revenue model practice and costs associated with responding to a subpoena received from the Department of Justice (see “Legal Proceedings”).

Compared to the second quarter of 2006, corporate costs decreased $3.5 million due primarily to a $1.7 million adjustment to reduce accrued sales tax liabilities to reflect final settlements with several states and cost reductions implemented beginning in July, 2006.

Net Income

Net income for the third quarter of 2006 was $6.7 million, a decrease of $0.2 million from the third quarter of 2005 and a decrease of $1.9 million from the second quarter of 2006. When compared to the third quarter of 2005, EBITDA improvement was offset by higher interest expense reflecting additional borrowings and increased interest rates on our floating rate debt.

Net income decreased by $1.9 million from the prior quarter as the EBITDA decline was partially offset by lower income tax expense combined with lower depreciation and amortization expense, that decreased by $1.5 million from the prior quarter.

The Company also reconfirmed its previously announced guidance that it expects fiscal year 2006 EBITDA will be approximately $250 million to $260 million. This estimate is a forward-looking statement and is subject to uncertainty. The reader should refer to the Company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the Company’s filings with the Securities and Exchange Commission.

Cash Flow

The Company used $36.6 million in cash for operations during the first nine months of 2006 compared to generating $89.7 million from operations in the same prior year period. The decrease in operating cash flow was primarily due to working capital investments of $113.0 million during the first quarter of 2006, principally for inventory and accounts payable at the Company’s distribution center.

During the quarter ended September 30, 2006, cash provided by operations was $44.1 million compared to $47.5 million provided in the second quarter of 2006. In the third quarter, cash used for semi-annual interest payments due in the first and third quarter of each year was offset by increased collections of discounts (chargebacks) related to pharmaceutical purchases by our distribution center.

During July 2006, the Company successfully closed a $100.0 million incremental term loan under its existing senior secured credit facility. A portion of the net proceeds from the term loan was used to repay $40.0 million of borrowings under the Company’s revolving credit facility that were outstanding immediately prior to the funding. The remainder was used for working capital and general corporate purposes. As of November 1, 2006, the Company had $148.3 million of cash and investments, and availability under the revolving credit facility of $137.2 million.

Development and Strategic Investments

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. During the third quarter of 2006, agreements were signed with 56 physicians, consisting of 15 individually recruited physicians and 41 physicians through practice affiliations, to begin practicing in our network. Also during the quarter, 80 physicians started practicing as part of our network.

In October, we entered into an agreement to form a comprehensive services relationship with a five physician practice that will expand the geographic reach of our network. In addition, during October, agreements were signed with 11 physicians to affiliate under the OPS model.

Also during the third quarter of 2006, we expanded the service offerings of our pharmaceutical service segment through the acquisition of AccessMed and the launch of OncologyRX Care Advantage™, our mail order specialty pharmacy distribution business. AccessMed is a provider of reimbursement hotline and co-pay assistance programs through contracts with pharmaceutical manufacturers whose reimbursement expertise will also allow the Company to centralize the appeals process for our affiliated practices and facilitate financial assistance for their patients. OncologyRX Care Advantage™ is an oncology-focused specialty pharmacy that provides home delivery of oral cancer care therapies combined with access to oncology trained pharmacists and nurses.

“It is very exciting to see the robust growth of our physician network over the past quarter. We added more than 50 new physicians in the last quarter as a result of our recruiting and development efforts. This continued interest in our network is a result of growing market recognition of the value of our services and the ability of our people to provide much needed support for oncology practices so that they may continue providing their patients with access to the high quality cancer care in an evolving and challenging marketplace,” said Ross.

“We are pleased with the recent acquisition of AccessMed. It strengthens our existing reimbursement expertise and allows us to expand our support to our network of providers in the areas of patient assistance and reimbursement appeals. In addition, it further diversifies our national service offering to manufacturers by providing insightful management services for their patient assistance programs from a company who understands the difficulties faced by patients who need access to those advanced therapies. We are in the early stages of ramping up this business, but look forward to its contributions.”

Reimbursement Matters

Centers for Medicare and Medicaid Services (“CMS”) has indicated that it plans to issue the 2007 Physician Fee Schedule Final Rule (the “Final Rule”) in early November, 2006. The Final Rule is likely to include two major provisions that will have a broad impact on the Company and its affiliated practices. The first provision is a change in practice expense methodology to be phased in over four years (2007 to 2010), and the second provision would change Work Relative Value Units (“RVU’s”) and be fully implemented on January 1, 2007.

If the Final Rule does not change substantially from the Proposed Rule, we estimate the impact of these two changes will result in an approximate 2.0 percent increase in reimbursement for physician services in 2007, based on affiliated practices’ utilization patterns through September 30, 2006. We estimate that the changes will result in an approximate 3.0 percent decrease in reimbursement for drug administration services and an approximate 2.0 percent increase in radiation oncology services.

Legal Proceedings

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a 35-physician practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and EBITDA, respectively, for the first quarter of 2006, and was the last remaining large practice managed under the net revenue model. In October, the Company sold to the practice four cancer centers and associated clinical equipment, furniture, and fixtures used by that practice for cash consideration in the amount of $8.1 million. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, the Company was unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At September 30, 2006, the total amount owed to us of $23.1 million is reflected on our balance sheet as other assets. We intend to pursue our claims, including claims for those amounts owed to us, as well as any damages, fees and expenses that we incurred as a result of terminating this service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take as long as two to three years.

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and are cooperating fully with the DOJ.

The Company and US Oncology will broadcast the 2006 third quarter results by conference call on Thursday, November 2, 2006 at 10:00 A.M. Eastern Standard Time. The archived replay of the event will be available through the News Center on the Company’s Web site (www.usoncology.com).

# # #

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,029 physicians operating in 411 locations, including 91 radiation oncology facilities in 35 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December, 31, 2005, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA” and “Adjusted EBITDA.” EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation) and minority interest expense. Prior to the first quarter of 2006, minority interest expense was treated as a reduction to EBITDA. Adjusted EBITDA excludes compensation expense associated with the Company’s long-term incentive plan incurred during the first quarter of 2005. EBITDA and Adjusted EBITDA are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA and Adjusted EBITDA to net income and operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. Adjusted EBITDA excludes certain items because management believes excluding these items provides a better representation of our ongoing operations.

As a non-GAAP measure, EBITDA should not be viewed as an alternative to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q3 2006	Q3 2005	% Change	Q2 2006	% Change
Physician Summary:
Medical oncologists	680	661	2.9%	666	2.1%
Radiation oncologists	148	140	5.7	139	6.5
Other oncologists	45	40	12.5	43	4.7

Total CSA physicians	873	841	3.8	848	2.9

OPS physicians	156	144	8.3	129	20.9

Total physicians	1,029	985	4.5	977	5.3

Daily Operating Statistics(4):

Medical oncology visits (1)	9,599	9,342	2.8	9,603	nm (6)
Radiation treatments/diagnostic scans (2)	3,527	3,336	5.7	3,506	0.6

Daily Same Store Statistics(4):

Medical oncology visits (1)	9,481	8,853	7.1	9,490	(0.1)
Radiation treatments/diagnostic scans (2)	3,470	3,192	8.7	3,463	0.2

Other Statistics:

Radiation oncology facilities(3)(4)(5)	91	94	(2.2)	91	1.1
PET systems	31	30	3.3	30	3.3
New patients enrolled in research studies during the period	645	888	(27.4)	642	0.5
Accounts receivable days outstanding	41	40	2.5	37	10.8

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers.
(3)	The second quarter and third quarter of 2006 include 78 integrated cancer centers and 13 radiation-only facilities, respectively. The third quarter of 2005 includes 80 integrated cancer centers and 14 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.
(5)	Radiation oncology facilities at September 30, 2006 and June 30, 2006 exclude 4 cancer centers operated by a 35-physician net revenue model practice whose management service agreement was terminated in April, 2006.
(6)	Not meaningful.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Three Months Ended June 30, 2006
	2006	2005
Product revenue	$458,862	$418,724	$445,203
Service revenue	239,776	229,621	244,215
Total revenue	698,638	648,345	689,418

Cost of products	432,553	400,876	422,047

Cost of services:
Operating compensation and benefits	113,628	107,138	113,355
Other operating costs	71,772	62,920	65,837
Depreciation and amortization	17,578	17,159	17,885

Total cost of services	202,978	187,217	197,077

Total cost of products and services	635,531	588,093	619,124
General and administrative expense	18,404	18,381	22,210
Depreciation and amortization	2,587	3,783	3,790

	656,522	610,257	645,124

Income from operations	42,116	38,088	44,294

Other expense:
Interest expense, net	(30,369)	(26,949)	(29,714)
Minority interest expense	(593)	(149)	(610)

Income before income taxes	11,154	10,990	13,970
Income tax provision	(4,436)	(4,102)	(5,354)

Net income	$6,718	$6,888	$8,616

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2006	2005
Product revenue	$1,359,957	$1,181,431
Service revenue	729,842	672,179

Total revenue	2,089,799	1,853,610

Cost of products	1,292,913	1,129,637

Cost of services:
Operating compensation and benefits	343,665	310,447
Other operating costs	204,409	182,070
Depreciation and amortization	51,497	50,027
Total cost of services	599,571	542,544

Total cost of products and services	1,892,484	1,672,181

General and administrative expense	59,692	53,189

Compensation expense under long-term incentive plan	—	14,507

Depreciation and amortization	10,177	13,105

	1,962,353	1,752,982

Income from operations	127,446	100,628

Other expense:
Interest expense, net	(87,541)	(74,539)
Minority interest expense	(1,728)	(1,047)

Income before income taxes	38,177	25,042
Income tax provision	(15,272)	(10,449)

Net income	$22,905	$14,593

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(36,610)	$89,665

Cash flows from investing activities:
Acquisition of property and equipment	(57,944)	(62,762)
Acquisition of business, net of cash acquired	(31,378)	—
Investment in subsidiaries	(2,656)	—
Payments in affiliation transactions	(3,152)	(4,515)
Proceeds from sale of property and equipment	1,197	—
Proceeds from sale of real estate interests in joint venture	—	900
Proceeds from contract separation	—	1,807

Net cash used in investing activities	(93,933)	(64,570)

Cash flows from financing activities:
Proceeds from term loan	100,000	—
Proceeds from senior floating rate notes	—	250,000
Proceeds from other indebtedness	—	13,245
Payment of dividends on preferred stock	—	(200,015)
Payment of dividends on common stock	—	(49,985)
Repayment of term loan	(1,000)	(16,912)
Repayment of other indebtedness	(4,214)	(4,944)
Issuance of stock	—	899
Distributions to minority shareholders	(1,572)	—
Contributions from minority shareholders	482	—
Debt financing costs	(627)	(7,200)
Proceeds from exercise of options	39	—

Net cash provided by (used in) financing activities	93,108	(14,912)

(Decrease) increase in cash and equivalents	(37,435)	10,183
Cash and equivalents:
Beginning of period	125,838	120,400

End of period	$88,403	$130,583

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and equivalents	$88,403	$125,838
Accounts receivable	357,258	347,224
Other receivables	111,285	84,654
Prepaid expenses and other current assets	21,356	22,531
Inventories	109,896	47,679
Deferred income taxes	8,739	5,630
Due from affiliates	64,667	55,996

Total current assets	761,604	689,552

Property and equipment, net	394,315	412,334
Service agreements, net	240,454	242,687
Goodwill	761,019	716,732
Other assets	73,083	57,669

	$2,230,475	$2,118,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$8,151	$10,359
Accounts payable	240,224	237,963
Due to affiliates	146,140	122,385
Accrued compensation cost	25,224	33,772
Accrued interest payable	11,041	31,792
Income taxes payable	6,559	7,388
Other accrued liabilities	33,259	30,938

Total current liabilities	470,598	474,597

Deferred revenue	8,686	6,971
Deferred income taxes	31,596	28,459
Long-term indebtedness	1,316,924	1,230,871
Other long-term liabilities	7,478	7,894

Total liabilities	1,835,282	1,748,792

Minority interests	13,707	13,069
Preferred stock, 15,000 shares authorized, 13,939 shares issued and outstanding, respectively Stockholders’ equity:	307,568	292,716
Common stock, $0.001 par value, 250,000 shares authorized, 118,934 and 119,546 shares issued and outstanding, respectively	119	120
Additional paid-in capital	59,897	61,990
Deferred compensation	—	(3,536)
Accumulated other comprehensive income, net of tax	938	912
Retained earnings	12,964	4,911

Total stockholders’ equity	73,918	64,397

	$2,230,475	$2,118,974

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income to US Oncology Net Income:

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Holdings Net Income	$6,718	$22,905
Add back: General and administrative expense	34	193
Interest expense	6,140	18,161
Effective tax rate differential	(2,295)	(6,775)

US Oncology Net Income	$10,597	$34,484

Reconciliation of Selected Balance Sheet Data:

	September 30, 2006
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,223,244	$7,231	$2,230,475
Total liabilities	1,597,092	238,190	1,835,282
Preferred stock	—	307,568	307,568
Stockholders’ equity	612,445	(538,527)	73,918

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30, 2006	September 30,
	2006	2005		2006	2005
Net income	$6,718	$6,888	$8,616	$22,905	$14,593
Add back:
Interest expense, net and other income	30,369	26,949	29,714	87,541	74,539
Income tax provision	4,436	4,102	5,354	15,272	10,449
Depreciation and amortization	20,165	20,942	21,675	61,674	63,132
Amortization of stock compensation	262	949	596	1,403	2,862
Minority interest expense	593	— (1)	610	1,728	— (1)

EBITDA	62,543	59,830	66,565	190,523	165,575
Plus:
Compensation expense under long-term incentive plan	—	—	—	—	14,507

Adjusted EBITDA	62,543 (2)	59,830	66,565	190,523 (2)	180,082

Changes in assets and liabilities	15,856	(24,462)	14,863	(127,328)	(16,925)
Minority interest expense(1)	—	149	—	—	1,047
Deferred income tax provision	502	4,102	1,127	3,008	10,449
Interest expense, net	(30,369)	(26,949)	(29,714)	(87,541)	(74,539)
Income tax provision	(4,436)	(4,102)	(5,354)	(15,272)	(10,449)

Net cash provided by (used in) operating activities	$44,096	$8,568	$47,487	$(36,610)	$89,665

(1)	Effective January 1, 2006, minority interest expense was added back to net income for purpose of determining EBITDA. Had minority interest expense been added back for the three and nine months ended September 30, 2005, EBITDA would have amounted to $60.0 million and $166.6 million, respectively.
(2)	US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the three and nine months ended September 30, 2006, these expenses were $34 thousand and $193 thousand and are not included in the determination of US Oncology Adjusted EBITDA of $62.6 million and $190.7 million, respectively, for these periods.